EXHIBIT (a)(1)(C)

WITHDRAWAL FORM

Please note: if you wish to withdraw a previously submitted election to participate in the Offer to Exchange described below, you must return this form to Schnitzer Steel Industries, Inc. by facsimile (fax #(503) 471-4417) or by hand delivery to the Company’s offices at 3200 N.W. Yeon Ave., P.O. Box 10047, Portland, OR 97296-0047, Attn: Richard Josephson. Withdrawal forms must be RECEIVED by Richard Josephson prior to 5:00 p.m., U.S. Pacific Time, November 6, 2006 (or the applicable later Expiration Date if the Company extends the Offer to Exchange). Under no circumstances will the Company accept withdrawal forms returned after such date and time.

To Schnitzer Steel Industries, Inc.:

After receiving and reviewing the Offer to Exchange, dated October 10, 2006 (the “Offer to Exchange”), relating to the offer by Schnitzer Steel Industries, Inc. (the “Company”) to exchange options to purchase shares of the Company’s Class A common stock granted on July 25, 2006 (“Eligible Options”) for restricted stock units of the Company (“RSUs”) in accordance with the terms and conditions of the Offer to Exchange, I previously submitted to the Company a signed election form indicating my election to tender my Eligible Option in the Offer to Exchange. I now wish to withdraw that election and to reject the Offer to Exchange with respect to my Eligible Option.

By signing and returning this form to the Company in accordance with the terms and conditions of the Offer to Exchange, I hereby withdraw my previous election and reject the Offer to Exchange with respect to my Eligible Option.

I understand and agree that, unless I subsequently submit a new election form indicating my election to tender my Eligible Option in the Offer to Exchange prior to 5:00 p.m., U.S. Pacific Time, on November 6 , 2006 (or a later expiration date if the Company extends the Offer to Exchange), my rejection of the Offer to Exchange with respect to my Eligible Option will be irrevocable and my Eligible Option will remain outstanding and continue to be governed by the arrangement pursuant to which my Eligible Option was originally granted to me by the Company.

The withdrawal of my previous election and my rejection of the Offer to Exchange with respect to my Eligible Option is completely voluntary and at my own discretion, and I am willing to bear all risks associated with my rejection of the opportunity to exchange my Eligible Option for RSUs. Without limiting the generality of the foregoing, I specifically acknowledge and agree that in no event shall the Company be liable for any costs, taxes, loss or damage that I may incur as a direct or indirect result of the withdrawal of my previous election and my rejection of the Offer to Exchange with respect to my Eligible Option.

Signature of Participant

Name of Participant (please print)

Date